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                                   EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                          BANKS OF THE CHESAPEAKE, INC.

          FIRST: The undersigned, whose post office address is 2001 East Joppa Road, Towson, Maryland 21234, being at least eighteen (18) years of age, does hereby form a corporation under and by virtue of the general laws of the State of Maryland.

          SECOND: The name of the corporation (the "Corporation") is

                          BANKS OF THE CHESAPEAKE, INC.

          THIRD: The purposes for which the Corporation is formed are as follows:

          1. To own and hold the stock of financial institutions and otherwise operate as a financial institution holding company;

          2.   To carry on any and all business activities permitted by law; and

          3. To do anything permitted by Section 2-103 of the Maryland General Corporation Law, as amended from time to time (the "MGCL").

          FOURTH: The post office address of the principal office of the Corporation in this State is 2001 East Joppa Road, Towson, Maryland 21234. The name and post office address of the resident agent of the Corporation in this State are R. Thomas Jefferson, 2001 East Joppa Road, Towson, Maryland 21234. The resident agent is an individual actually residing in this State.

          FIFTH: The total authorized capital stock of the Corporation is Ten Million (10,000,000) shares, consisting of Nine Million (9,000,000) shares of common stock, with a par value of $0.01 per share, and One Million (1,000,000) shares of preferred stock, with a par value of $0.01 per share. The aggregate par value of all authorized shares is $100,000.

          The designations and the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of capital stock are as follows:

               (a) Common Stock. Subject to all of the rights of holders of any preferred stock established pursuant to paragraph (b) of this Article FIFTH and the provisions of Article TENTH, each share of common stock shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Charter, including, but not limited to, the following rights and privileges:

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                    (i)   dividends may be declared and paid or set apart for
payment upon the common stock out of any assets or funds of the Corporation legally available for the payment of dividends;

                    (ii) the holders of common stock shall have the right to vote on all matters requiring stockholder action, each share being entitled to one vote; and

                    (iii) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the common stock in accordance with their respective rights and interests.

               (b) Preferred Stock. The preferred stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of such preferred stock, including the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors and in Articles Supplementary filed as required by law from time to time prior to the issuance of any shares of such series. The provisions contained in this Charter are subject at all times to the rights of the holders of any series of preferred stock that may be outstanding from time to time.

     SIXTH:    (a) The Corporation shall have six directors, which number may be increased or decreased from time to time exclusively by the Board of Directors pursuant to a resolution adopted by two-thirds of the entire Board of Directors. The stockholders shall not be entitled to fix the number of members of the Board of Directors. The directors shall be divided into three classes, with the term of office of the first class ("Class 1") to expire at the first annual meeting of stockholders, the term of office of the second class ("Class 2") to expire at the annual meeting of stockholders one year after the first annual meeting of stockholders and the term of office of the third class ("Class 3") to expire at the annual meeting of stockholders two years after the first annual meeting of stockholders with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election with each director to hold office until his or her successor shall have been duly elected and qualified. The number of directorships within each class of director shall be as nearly equal in number as possible. The initial Class 1 Directors of the Corporation are R. Thomas Jefferson and Donald A. Thorson, the initial Class 2 Directors of the Corporation are Richard N. Kerr and Francis J. Reisig and the initial Class 3 Directors of the Corporation are H. Allen Becker and Theodore F. Stromberg.

               (b) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

               (c) A director may be removed from office only upon the affirmative vote of eighty percent (80%) of all of the votes entitled to be cast on the matter (after giving effect to the

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provisions of Article TENTH of these Articles of Incorporation ("Article
TENTH")), at any meeting of the stockholders called for that purpose.

         SEVENTH: (a) As used in this Article SEVENTH, any word or words that are defined in Section 2-418 of the MGCL, as amended from time to time (the "Indemnification Section"), shall have the same meaning as provided in the Indemnification Section.

               (b) The Corporation shall indemnify and advance expenses to a director or officer or former officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section.

               (c) No amendment to the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the protection afforded by this Article SEVENTH to a director or officer or former officer with respect to any act or omission that occurred prior to such amendment or repeal.

         EIGHTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

               (a) The Corporation reserves the right to adopt from time to time any amendment to its Charter, as now or thereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in the Charter, of any outstanding stock. Except as set forth in the following sentence, no amendment, addition, alteration, change or repeal of this Article EIGHTH or Articles THIRD, FIFTH, SIXTH, SEVENTH, NINTH or TENTH of these Articles of Incorporation shall be made unless the action is approved by the stockholders by the affirmative vote of at least eighty percent (80%) of all of the votes entitled to be cast on the matter (after giving effect to the provisions of Article TENTH). Notwithstanding the preceding sentence, if any such amendment, addition, alteration, change or repeal is recommended by at least two-thirds of the entire Board of Directors, the eighty percent (80%) stockholder vote set forth in the preceding sentence will not be applicable, and, in such event, the action will require only the affirmative vote of a majority of all of the votes entitled to be cast on the matter (after giving effect to the provisions of Article TENTH).

               (b) The Board of Directors shall have the exclusive power and authority to amend, alter, change or repeal the Bylaws of the Corporation or any provision thereof, and to make from time to time additional Bylaws, in all cases subject to such voting requirements as may be set forth in the Bylaws of the Corporation. The stockholders shall have no power or authority to amend, alter, change or repeal the Bylaws of the Corporation or any provision thereof, or to make additional Bylaws.

               (c) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class or series, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes or series, whether now of hereafter authorized, for such consideration as the Board of Directors deems advisable; and the Board of Directors may classify or reclassify any unissued shares or securities by fixing or altering in any one or more respects, from time to time before issuance of such shares or securities, the preferences, conversion or other rights, voting powers, restrictions,

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limitations as to dividends, qualifications, or terms or conditions of redemption, of such shares or securities.

               (d) The Board of Directors may, by a vote of the majority of the entire Board of Directors, amend the charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of stock that the Corporation has authority to issue, without stockholder approval.

               (e) Except as set forth in the following sentence, any action required or permitted to be taken by the stockholders of the Corporation pursuant to Subtitle 1 (Consolidation, Merger and Transfer of Assets) and Subtitle 4 (Dissolution) of Title 3 of the MGCL, or any successors thereto, shall be taken only upon the affirmative vote of at least eighty percent (80%) of all of the votes entitled to be cast on the matter (after giving effect to the provisions of Article TENTH). Notwithstanding the preceding sentence, if any such action is recommended by at least two-thirds of the entire Board of Directors, the eighty percent (80%) stockholder vote set forth in the preceding sentence will not be applicable, and, in such event, the action will require only the affirmative vote of a majority of all of the votes entitled to be cast on the matter (after giving effect to the provisions of Article TENTH) (any such transaction, a "Director Approved Transaction").

               (f) The holders of the stock of the Corporation shall not be entitled to exercise the rights of an objecting stockholder under sections 3-201 to 2-213 of the MGCL with respect to any Director Approved Transaction.

     NINTH: To the fullest extent permitted by Maryland law, as amended or interpreted from time to time, no director or officer or former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment to the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided by this Article TENTH to the directors or former directors or officers or former officers with respect to any act or omission that occurred prior to such amendment or repeal.

     TENTH: (a) Notwithstanding any other provision of these Articles of Incorporation, in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of ten percent (10%) of the then-outstanding shares of common stock (the "Limit"), be entitled or permitted to vote with respect to the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of common stock beneficially owned by such person beneficially owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all common stock owned by such person would be entitled to cast (subject to the provisions of this Article TENTH), multiplied by a fraction, the numerator of which is the number of shares which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such Person owning shares in excess of the Limit.

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          (b)  No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than ten percent (10%) of the issued and outstanding shares of any class of an equity security of the Corporation. In the event that shares are acquired or may be acquired in violation of this Article TENTH, paragraph (b), the Board of Directors may (i) cause the shares beneficially owned in excess of the amount permitted to be owned (the "Excess Shares") to be transferred to an independent trustee for sale on an open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale and/or (ii) refuse to recognize a transfer or attempted transfer of any such shares to any person who is the beneficial owner, or as a result of such transfer would become the beneficial owner, of Excess Shares.

          (c) Definitions. The following definitions shall apply to this Article TENTH:

          (i) "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing of these Articles of Incorporation.

          (ii) "Beneficial ownership" (including "beneficially owned" or "beneficially own" or a similar term) shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (or any successor rule or statutory provision), or if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of these Articles of Incorporation; provided, however, that a person shall, in any event, also be deemed the "beneficial owner" of any stock:

               (1) which such person or any of its affiliates beneficially owns, directly or indirectly; or

               (2) which such person or any of its affiliates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (B) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such affiliate is otherwise deemed the beneficial owner); or

               (3) which is beneficially owned directly or indirectly, by any other person with which such first mentioned person or any of its affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation;

and provided further, however, that (A) no director or officer of the Corporation (or any affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially

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own any stock beneficially owned by any other such director or officer (or any affiliate thereof), and (B) neither any employee stock ownership or similar plan (including a deferred compensation plan) of the Corporation or any subsidiary of the Corporation, nor any trustee with respect thereto or any affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any common stock held under any such plan. For purposes of computing the percentage beneficial ownership of common stock of a person, the outstanding common stock shall include shares deemed owned by such person through application of this subsection but shall not include any other common stock which may be issuable by the Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding common stock shall include only common stock then outstanding and shall not include any common stock which may be issuable by the Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

          (iii) The term "offer" shall mean every written offer to buy or acquire, solicitation of an offer to sell, tender offer or request or invitation for tender of, a security or interest in a security for value; provided that the term "offer" shall not include (1) inquiries directed solely to the management of the Corporation and not intended to be communicated to stockholders which are designed to elicit an indication of management's receptivity to the basic structure of a potential acquisition with respect to the amount of cash and or securities, manner of acquisition and formula for determining price, or (2) non-binding expressions of understanding or letters of intent with the management of the Corporation regarding the basic structure of a potential acquisition with respect to the amount of cash and/or securities, manner of acquisition and formula for determining price.

          (iv) A "person" shall mean an individual, firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of any other entity.

          (d) The Board of Directors shall have the power to construe and apply the provisions of this Article TENTH and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of common stock or other securities beneficially owned by any person, (ii) whether a person is an affiliate of another, (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (iv) the application of any other definition or operative provision of the section to the given facts, or (v) any other matter relating to the applicability or effect of this Article TENTH.

          (e) The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own common stock in excess of the Limit (or holders of record of common stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to
(1) the record owner(s) of all shares beneficially owned by such Person who is reasonably believed to own shares in excess of the Limit and (2) any other factual matter relating to the applicability or effect of this Article TENTH as may reasonably be requested of such person.

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          (f) Except as otherwise provided by law or expressly provided in these
Articles of Incorporation, the presence in person or by proxy of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Article TENTH) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in these Articles of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock (after giving effect, if required, to the provisions of this Article TENTH).

          (g) The provisions of this Article TENTH shall not be applicable to
(i) any offer with a view toward public resale made exclusively to the Corporation by underwriters or a selling group acting on its behalf; (ii) any tax-qualified defined benefit plan or defined contribution plan of the Corporation or its subsidiaries or any trustee of any such plan or (iii) any offer or acquisition approved by two-thirds of the entire Board of Directors (e.g., an acquisition by a person of more than ten percent (10%) of the outstanding common stock of the Corporation which is approved by two-thirds of the entire board of directors will not result in the person acquiring such shares to own shares in excess of the Limit). In addition, the provisions of this Article TENTH shall only apply for a period of five years after the date on which Chesapeake Bank of Maryland becomes a subsidiary of the Corporation (i.e., they shall not apply after such five year period).

          (h) Any constructions, applications or determinations made by the Board of Directors of the Corporation pursuant to this Article TENTH in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

          (i) In the event any provision (or portion thereof) of this Article TENTH shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article TENTH shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of this Article TENTH remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding. Nothing contained in this Article TENTH shall limit or eliminate or otherwise affect in any way the provisions of Subtitle 7 of Title 3 of the MGCL.

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     IN WITNESS WHEREOF, I do hereby acknowledge these Articles of Incorporation to be my act this 17 day of January, 2003.

                                              /s/ R. Thomas Jefferson (SEAL)
                                              -----------------------
                                              R. Thomas Jefferson

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          I HEREBY CONSENT TO ACT AS RESIDENT AGENT IN MARYLAND FOR THE ABOVE
NAMED CORPORATION.

                    /s/ R. Thomas Jefferson               1/17/03
                    -----------------------               -------------------
                    R. Thomas Jefferson                   Date

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